                                                                   Exhibit 23.3



KPMG PEAT MARWICK LLP


     1600 Market Street
     Philadelphia, PA 19103-7212





                         Consent of Independent Auditors



The Board of Directors
WSFS Financial Corporation:

         We consent to incorporation by reference in the registration statement (No. 33-56108) on Form S-8 of WSFS Financial Corporation of our report dated January 22, 1996, relating to the consolidated statement of condition of WSFS Financial Corporation and subsidiaries as of December 31, 1995, and 1994, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended, which report appears in the December 31, 1995, annual report on Form 10-K of WSFS Financial Corporation.




/s/  KPMG PEAT MARWICK LLP



Philadelphia, Pennsylvania
March 22, 1996